EXHIBIT 10.25
SUMMARY OF AIRNET SYSTEMS, INC. 2005 INCENTIVE COMPENSATION PLAN
     On February 2, 2005, the Board of Directors (the “Board”) of AirNet Systems, Inc. (“AirNet”), upon the recommendation of the Compensation Committee, adopted the 2005 Incentive Compensation Plan (the “2005 Incentive Plan”). The Compensation Committee and the Board subsequently approved clarifications and modifications to the 2005 Incentive Plan on March 8, 2005 and March 29, 2005. As discussed further below, on August 9, 2005, the Board, upon the recommendation of the Compensation Committee, adopted amendments and clarifications to the 2005 Incentive Plan to address the possibility that a transaction for the sale of AirNet would be consummated prior to the end of the fiscal year ended December 31, 2005 (the “2005 fiscal year”). On November 20, 2005, the Board, upon the recommendation of the Compensation Committee, ratified a change to the 2005 Incentive Plan to address the impact of the non-cash impairment charge recorded by AirNet in the third quarter of the 2005 fiscal year in determining pre-tax income (as determined under the terms of the 2005 Incentive Plan) for the 2005 fiscal year.
     The purpose of the 2005 Incentive Plan was to promote the following goals of AirNet for the 2005 fiscal year by providing incentive compensation to certain employees of AirNet and its subsidiaries:
•	Exceeding budgeted pre-tax income (as determined under the terms of the 2005 Incentive Plan);

•	Reducing fixed costs;

•	Creating and executing contingency plans for changes in AirNet’s Bank business;

•	Refining AirNet’s business plan for its Express and Jetride businesses to more quickly and profitably diversify AirNet;

•	Developing AirNet’s leadership team; and

•	Meeting high priority deadlines related to compliance with the Sarbanes-Oxley Act of 2002 and other key projects.
     Participants in the 2005 Incentive Plan included AirNet’s executive officers, Joel E. Biggerstaff, Gary W. Qualmann, Larry M. Glasscock, Jr., Jeffery B. Harris, Wynn D. Peterson, Ray L. Druseikis and Craig A. Leach, and certain department managers and department directors. At the start of the 2005 fiscal year, there were 45 participants in the 2005 Incentive Plan. As of the end of the 2005 fiscal year, there were 43 participants in the 2005 Incentive Plan.
     Payments under the 2005 Incentive Plan were based on a combination of AirNet’s pre-tax income (as determined under the terms of the 2005 Incentive Plan) for the 2005 fiscal year, operating performance of AirNet’s various business components and the achievement of personal goals assigned to each participant. The Compensation Committee approved personal goals for executive officers and reviewed the personal goals for other participants. The personal goals approved by the Compensation Committee for each of the executive officers related to specific business objectives related to general business operations (e.g., regulatory compliance, expense reductions, etc.) and each business component (e.g., execution of specific contracts with customers and vendors, cost reductions, service improvements, etc.). No incentive compensation was to be paid to the executive officers under the 2005 Incentive Plan for the achievement of personal goals unless AirNet attained the designated threshold level of pre-tax income (other than certain amounts payable to Wynn D. Peterson, as discussed below).
     No incentive compensation was to be paid under the 2005 Incentive Plan unless AirNet achieved a designated threshold level of pre-tax income (as determined under the terms of the 2005 Incentive Plan) for the 2005 fiscal year. If the designated threshold level were achieved, incentive compensation payments would increase at predetermined pre-tax income levels until the maximum compensation payout of $1.9 million was reached at approximately 200% of pre-tax income for the 2004 fiscal year, determined without regard to the 2004 fiscal year impairment charges related to property and equipment and goodwill.
     Once the overall amount of incentive compensation was determined based upon AirNet’s pre-tax income (as determined under the terms of the 2005 Incentive Plan), incentive compensation was allocated to Bank, Express, Jetride and corporate based upon pre-established targets. Incentive compensation was then allocated to the participants most closely involved in managing each of those business areas based upon each participant’s base salary. Finally, participants must have achieved their pre-established personal goals to achieve their maximum incentive compensation payment.

     The maximum percentage of annual base salary that the following executive officers could have received as incentive compensation under the 2005 Incentive Plan was: (i) for Joel E. Biggerstaff, 100%; (ii) for Gary W. Qualmann, Larry M. Glasscock, Jr. and Jeffery B. Harris, 75%; and (iii) for Ray L. Druseikis and Craig A. Leach, 50%. In connection with his promotion in June 2005 to Senior Vice President, Jetride Services, the incentive compensation which Mr. Peterson could have received under the 2005 Incentive Plan was modified to include two components. He was eligible to receive incentive compensation up to a maximum amount of $75,000 (50% of his $150,000 annual base salary prior to the increase) based on the level of achievement through June 30, 2005 of his personal goals in the position as Vice President, Strategic Planning and Analysis, and achievement by AirNet of a designated level of pre-tax income (as determined under the terms of the 2005 Incentive Plan), for the six months ended June 30, 2005. The amount of $60,000 in incentive compensation was paid to Mr. Peterson in respect of the six-month period ended June 30, 2005, which payment was made in March of 2006. Mr. Peterson was also eligible to receive incentive compensation from zero to a maximum amount of $161,250 (75% of his $215,000 annual base salary after the increase) based on the level of achievement of personal goals related to the performance of Jetride for the period from July 1 through December 31, 2005, and achievement by Jetride, and AirNet, of designated levels of pre-tax income (as determined under the terms of the 2005 Incentive Plan) for the six months ending December 31, 2005. In March of 2006, the amount of $46,438 in incentive compensation was paid to Mr. Peterson in respect of the six-month period ended December 31, 2005.
     Except for payments to the executive officers, payments under the 2005 Incentive Plan were paid in quarterly payments commencing with the second quarter of the 2005 fiscal year based upon AirNet’s year-to-date financial performance. Except as described above in respect of Mr. Peterson, payments of incentive compensation to AirNet’s executive officers serving at the time of such payments, were made in March of 2006 based upon AirNet’s performance for the 2005 fiscal year. New employees who qualified for the 2005 Incentive Plan were eligible to participate on the first day of the calendar quarter following their date of hire.
     On August 9, 2005, the Board, upon the recommendation of the Compensation Committee, had adopted the following amendments and clarifications to the 2005 Incentive Plan to address the possibility that a transaction for the sale of AirNet would be consummated prior to the end of the 2005 fiscal year. In such event, (i) participants in the 2005 Incentive Plan would have been entitled to receive incentive compensation measured as a percentage of their full year base salary rather than a pro-rated portion; (ii) to the extent that bonuses were based in part on pre-tax income (as determined under the terms of the 2005 Incentive Plan) for the 2005 fiscal year, such pre-tax income would have been measured through the month ending immediately prior to the consummation date of the sale transaction; (iii) to the extent bonuses for any individual were determined in part based upon the performance of a business unit against a pre-determined target, the performance of such business unit would have been based upon the performance through the month ending immediately prior to the consummation date of the sale transaction versus the targeted performance through such month end; and (iv) individuals who were employed by AirNet at the time of the consummation of a sale transaction would have been entitled to a bonus under the 2005 Incentive Plan whether or not they are employed at the time the bonus was to be paid.
     On November 20, 2005, the Board, upon the recommendation of the Compensation Committee, ratified a change to the 2005 Incentive Plan to provide that, for purposes of computing the pre-tax income of AirNet for the 2005 fiscal year for purposes of the 2005 Incentive Plan, the $16.1 million non-cash impairment charge recorded by AirNet in the third quarter of the 2005 fiscal year would be disregarded and the pre-tax income for the 2005 fiscal year would be computed as if no impairment charge had been incurred.
     During the 2005 fiscal year and the fiscal quarter ending March 31, 2006, AirNet made payments under the terms of the 2005 Incentive Plan in the aggregate amount of approximately $1.6 million. In March of 2006, the executive officers of AirNet were paid the following amounts under the 2005 Incentive Plan: Joel E. Biggerstaff - $250,000; Jeffery B. Harris — $190,250; Gary W. Qualmann — $148,000; Larry M. Glasscock, Jr. - $141,125; Wynn D. Peterson — $106,438 ($60,000 in respect of the six-month period ended June 30, 2005; $46,438 in respect of the six-month period ended December 31, 2005); Craig A. Leach - $72,000; and Ray L. Druseikis - $29,000 (became a participant effective July 1, 2005 following his election as an executive officer of AirNet and employment with AirNet effective June 30, 2005.)
     After reviewing AirNet’s pre-tax income (as determined under the terms of the 2005 Incentive Plan), the operating performance of AirNet’s various business components, the level of achievement of the personal goals assigned to each executive officer and, in the case of Mr. Peterson, Jetride’s pre-tax income (as determined under the terms of the 2005 Incentive Plan), at the meeting of the Compensation Committee held on March 8, 2006, the Compensation Committee determined the amount of incentive compensation to be paid to each executive officer (other than Mr. Peterson) in respect of the 2005 fiscal year and the incentive compensation to be paid to Mr. Peterson in respect of the six-month period ended December 31, 2005.